Exhibit 99.1

As used in this Exhibit 99.1, “Immune Design,” “Immune Design Corp.,” the “Company,” “we,” “us,” “our” and similar references refer to Immune Design Corp., a Delaware corporation. ZVex and GLAAS are registered trademarks of Immune Design Corp. The Immune Design logo is the unregistered trademark of Immune Design Corp. All other registered marks, trademarks and trade names included in this Exhibit 99.1 are the property of their respective owners.

FORWARD-LOOKING STATEMENTS

This Exhibit 99.1 contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Any statements in this Exhibit 99.1 about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative or plural of those terms, and similar expressions intended to identify statements about the future, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following:

•	our estimates regarding our expenses, revenues, anticipated capital requirements and our needs for additional financing;

•	the implementation of our business model and strategic plans for our business and technology;

•	the timing of the commencement, progress and receipt of data from any of our preclinical and clinical trials;

•	the expected results of any clinical trial and the impact on the likelihood or timing of any regulatory approval;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our technology and product candidates;

•	the timing or likelihood of regulatory filings and approvals;

•	the outcome of any current or future litigation;

•	developments relating to our competitors and our industry; and

•	our expectations regarding licensing, acquisitions and strategic operations.

In addition, you should refer to the “Risk Factors” section in the Company’s annual report on Form 10-K for the year ended December 31, 2016 and the Company’s most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 for a discussion of other important factors, risks and uncertainties that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Given these risks, uncertainties and other factors, many of which are beyond our control, we cannot assure you that the forward-looking statements will prove to be accurate, and you should not place undue reliance on these forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring in the future, even if new information becomes available in the future.

COMPANY OVERVIEW

We are a clinical-stage immunotherapy company with next-generation, diversified in vivo approaches designed to enable the body’s immune system to fight disease. Although we believe our approaches have broad potential across multiple therapeutic areas, we are focused in oncology and have designed our technologies to activate the immune system’s natural ability to generate and/or expand antigen-specific cytotoxic T cells, while also enhancing other immune effectors, to fight cancer and other chronic diseases. CMB305 and G100, our two leading product candidates focused in cancer immunotherapy, are the first product candidates from our two separate discovery platforms targeting dendritic cells in vivo, ZVex® and GLAAS®. CMB305 and G100 utilize different immuno-oncology approaches that, we believe, address the shortcomings of existing therapies and have the potential to treat a broad patient population either as individual therapies or in combination with other mechanisms of action. We have also been executing a strategy to partner individual indications outside of oncology in infectious and allergic diseases, which provide potential downstream economics while preserving growth opportunity in the future.

CMB305: Antigen Specific, Next-Generation Cancer Vaccine

CMB305 is a prime-boost vaccine approach targeting the NY-ESO-1 tumor antigen, in which a priming agent called LV305 from our ZVex platform is dosed sequentially with a boosting agent from our GLAAS platform. CMB305 is designed to induce and expand a specific, integrated anti-tumor immune response and is currently being evaluated in Phase 1 clinical trials in patients with soft tissue sarcoma as a monotherapy, as well as in a randomized Phase 2 clinical trial in patients with soft tissue sarcoma in combination with the anti-PD-L1 cancer immunotherapy, Tecentriq® (atezolizumab), pursuant to a collaboration with Genentech, Inc. In June 2017, at the American Society of Clinical Oncology, or ASCO, 2017 Annual Meeting, we presented data on 25 patients with recurrent soft tissue sarcoma treated with CMB305 monotherapy. The presentation showed that in a population where 92% of the patients had metastatic disease and 56% were progressing upon trial entry, the median overall survival, or OS, had not yet been reached and the OS rate was 83% and 76% at 12 and 18 months, respectively. These new data compare favorably to the median OS for approved second line and later sarcoma agents, which is 12.4-13.5 months, as well as a published median OS of 11.7 months for synovial sarcoma patients specifically, which was the largest patient population enrolled in this trial. A disease control rate, or DCR, of 64% was observed, including tumor growth arrest in patients who had evidence of disease progression at study entry. CMB305 was also well tolerated, with only one related Grade 3 adverse event, or AE, and without dose-limiting toxicities. With respect to immunogenicity, CMB305 generated a strong and broad anti-NY-ESO-1 immune response in over 50% of the patients, with 32% of patients experiencing an integrated response (T cells and antibodies), and induction of an immune response against other tumor antigens not targeted by CMB305 was detected in 33% of evaluable patients following CMB305 therapy. Patients who responded immunologically had a greater degree of antigen-specific T cell response than previously reported in the Phase 1 trial of LV305 alone, which is consistent with the rationale of the prime boost approach. In a separate presentation examining data from a pool of 64 patients of various tumor types treated with CMB305 or LV305 monotherapy, we reported that the induction of the intended anti-NY-ESO-1 immune response by these agents is associated with improved patient survival, particularly in patients with pre-existing anti-NY-ESO-1 immunity. These immune biomarkers, including what we believe are novel biomarkers derived from public T cell receptors, may guide regulatory strategy via the selection of patients more likely to have survival benefit on CMB305 therapy.

The CMB305 combination study is a randomized Phase 2 trial in which patients receive either CMB305 combined with Tecentriq or Tecentriq alone. We completed enrollment of this trial and, if afforded the opportunity, intend to present data from the trial at medical meetings beginning in the second half of 2017. The initial data we intend to present would cover approximately the first 36 patients enrolled with at least six months of observation. We believe the potential benefit for these patients will be improved survival coupled with a favorable safety profile, based on our experience with CMB305 monotherapy to date. Because the survival endpoint is likely to take time to reach, with these initial data we plan to focus primarily on safety and the emerging biomarkers that appear to associate with survival.

We have received orphan drug designation in the United States for CMB305, and in the US and EU for each component of CMB305, in each case, for soft tissue sarcoma. If the ongoing trials produce a sufficiently robust clinical benefit for patients, we plan to discuss an appropriate development path with the regulatory authorities and pursue soft tissue sarcoma as the first indication for which we would seek approval for CMB305. We are also developing a companion diagnostic in connection with our CMB305 development program to identify NY-ESO-1 expressing tumors, which test we believe would require U.S. Food and Drug Administration, or FDA, approval contemporaneously with CMB305.

G100: Antigen Agnostic, Intratumoral Immune Activation

G100 was developed from the GLAAS platform and, in contrast to CMB305, does not target a specific antigen, but instead activates both innate and adaptive immunity in the tumor microenvironment, including dendritic cells, to create an immune response against the tumor’s preexisting diverse set of antigens, including neoantigens. G100 contains a potent synthetic small molecule toll-like receptor-4 (TLR-4) agonist, Glucopyranosyl Lipid A (GLA) and is the lead product candidate in our Antigen Agnostic approach. We are developing G100 as a monotherapy and combination therapy in patients with follicular non-Hodgkin Lymphoma, or FL, in a randomized Phase 1b/2 trial. The monotherapy portion of the trial is evaluating G100 with local radiation, and the randomized portion of the trial is evaluating G100 with local radiation alone and in combination with the anti-PD-1 agent, Keytruda® (pembrolizumab), pursuant to a collaboration with Merck.

At the ASCO 2017 Annual Meeting, we presented data on nine patients with FL, 56% of which were relapsed/refractory and most of which had Stage III or IV disease (56% and 33%, respectively). Additionally, 55% of patients had received at least two prior therapies and 78% of patients had progressive disease upon study entry. We observed objective responses at all dose levels tested, including a DCR of 100%. 44% of the patients achieved a partial response based on World Health Organization criteria, which is at least a 50% tumor reduction, and the balance of the patients achieved stable disease. In addition, 50% of evaluable patients experienced shrinkage of untreated distal, or abscopal, lesions, and G100 was well tolerated with no related Grade 3/4 AEs. Finally, G100 resulted in favorable tumor microenvironment changes, with tumor biopsies showing increased inflammatory responses and T cell infiltrates in abscopal, non-treated tumors.

We have fully enrolled the randomized Phase 2 combination study of G100, and if afforded the opportunity, plan to present data in the fourth quarter of 2017 on all of the patients at an appropriate medical meeting. Unlike CMB305, which focuses on OS as the primary clinical benefit, we plan to evaluate the objective response rate achieved by these patients, as well as safety and a continued analysis of the tumor microenvironment.

We have received orphan drug designation in the United States for G100 in FL. If the ongoing trials produce a sufficiently robust clinical benefit for patients, we plan to discuss an appropriate development path with the regulatory authorities to pursue FL as the first indication for which we would seek approval for G100.

Our Product Candidates in Development

Our clinical-stage oncology product candidates are depicted in the following diagram: